Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of October 29, 2025, is made by and between fuboTV Inc., a Delaware corporation, as issuer (the “Company”), and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), solely in its capacity as Trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company (formerly known as fuboTV Inc., a Florida corporation (the “Prior Company”)) and the Trustee are parties to that certain Indenture, dated as of February 2, 2021, by and between the Company and the Trustee (as may be further amended, restated, supplemented and otherwise modified from time to time, the “Indenture”);

WHEREAS, pursuant to the Indenture, the Company has issued $402,500,000 in initial aggregate principal amount of 3.25% Convertible Senior Notes due 2026 (the “Notes”);

WHEREAS, the Company is a party to that certain Business Combination Agreement (the “Business Combination Agreement”), dated as of January 6, 2025, among the Company, The Walt Disney Company, a Delaware corporation (“Parent”) and Hulu, LLC, a Delaware limited liability company (“Hulu”), pursuant to which, among other things and subject to the terms and conditions set forth in the Business Combination Agreement, (i) immediately prior to the effective time of the Merger Event (as defined below) (the “Effective Time”), the Company will effect a conversion from a Florida corporation to a Delaware corporation (the “Fubo Conversion”), on the terms and subject to the conditions set forth in the Business Combination Agreement and the Plan of Conversion (as defined in the Business Combination Agreement), in accordance with the Florida Business Corporation Act and the Delaware General Corporation Law; (ii) at the time of the Fubo Conversion, all of the issued and outstanding shares of the Company’s existing common stock will be automatically converted into issued and outstanding shares of Class A Common Stock (the “Class A Common Stock”) (the “Reclassification”); and (iii) at the Effective Time, the Company will issue to Hulu a number of shares of a newly created vote-only class of Fubo’s common stock (the “Class B Common Stock”) representing, in the aggregate, 70% of the voting power of the outstanding shares of capital stock of the Company (calculated on a fully-diluted basis) after giving effect to such issuance, and also receive a cash payment from Hulu in an amount equal to the aggregate par value of such shares of Class B Common Stock (the “Share Issuance,” and together with the Fubo Conversion, the Reclassification and the other transactions contemplated by the Business Combination Agreement, the “Transactions”);

WHEREAS, the Transactions have been consummated on the date hereof in accordance with the Business Combination Agreement, substantially concurrently with the execution and delivery of this First Supplemental Indenture;

WHEREAS, as of the time immediately prior to the consummation of the Transactions, there had been no adjustments to the Conversion Rate set forth in Section 14.01(a) of the Indenture;

WHEREAS, pursuant to Section 14.07(a) of the Indenture, the Reclassification constitutes a “Merger Event” (as such term is defined in the Indenture and used herein, the “Merger Event”) with respect to the Notes, and the Indenture provides that the Company shall execute with the Trustee a supplemental indenture providing that, at and after the effective time of such Merger Event, the right to convert the principal amount of Notes shall be changed into a right to convert such principal amount of Notes into the kind and amount of Reference Property that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Merger Event would have owned or been entitled to receive upon such Merger Event;

1

WHEREAS, pursuant to the terms of the Business Combination Agreement and Section 14.07(a) of the Indenture, each unit of Reference Property consists of one share of Class A Common Stock;

WHEREAS, pursuant to Section 10.01(i) of the Indenture, the Company and the Trustee have agreed to enter into this First Supplemental Indenture for the purposes stated herein;

WHEREAS, for the avoidance of doubt, the express intention of the parties hereto is that the effect of this First Supplemental Indenture on the Indenture is to amend and supplement the Indenture but not to rescind the Indenture; and

WHEREAS, all things necessary have been done to make this First Supplemental Indenture, when executed and delivered by the Company, the legal, valid and binding agreement of the Company in accordance with its terms.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree as follows:

ARTICLE I.

SUPPLEMENT; DEFINITIONS

Section 1.01 Definitions.

(a)	For all purposes of this First Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires, capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

(b)	“Unit of Reference Property” means one (1) fully paid and nonassessable share of Class A Common Stock, $0.0001 par value per share, of fuboTV Inc., a Delaware corporation.

Section 1.02 Amendment to Indenture.

(a)	From and after the date hereof, for all purposes of the Indenture:

(i) The Reclassification constitutes a Merger Event;

(ii) Subsequent conversions of the Notes shall be made in the manner set forth in Section 14.02 of the Indenture;

(iii) Subsequent adjustments to the Conversion Rate shall be made in a manner consistent with the Indenture;

(iv) The “Company” means fuboTV Inc., a Delaware corporation, which shall be the Successor Company in accordance with Section 11.01 of the Indenture;

(v) The Successor Company expressly assumes all of the obligations of the Prior Company under the Note Documents;

(vi) Each “unit of Reference Property” means one (1) fully paid and nonassessable share of Class A Common Stock, $0.0001 par value per share, of the Company; and

(vii) The Reference Property with respect to the Merger Event shall be a number of units of Reference Property equal to the Conversion Rate.

2

ARTICLE II.

EFFECTIVENESS

Section 2.01 Upon (i) the execution and delivery of this First Supplemental Indenture by the Company and the Trustee, (ii) the payment by the Company of any and all accrued and unpaid fees, costs and expenses (including, without limitation, the reasonable fees and expenses of counsel) of the Trustee or any Holder of the Notes to the extent invoiced to the Company, the Indenture shall be supplemented in accordance herewith, and this First Supplemental Indenture shall form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes, and every Holder holding Notes that have been heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

ARTICLE III.

ADDITIONAL MISCELLANEOUS PROVISIONS

Section 3.01 Ratification of Indenture. Except as expressly amended, amended and restated, and/or supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. Reference to this First Supplemental Indenture need not be made in the Indenture or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Indenture, any reference in any of such items to the Indenture being sufficient to refer to the Indenture as amended hereby.

Section 3.02 Indenture Remains in Full Force and Effect. This First Supplemental Indenture is subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Company and the Trustee with respect hereto.

Section 3.03 GOVERNING LAW AND WAIVER OF JURY TRIAL. THIS FIRST SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS FIRST SUPPLEMENTAL INDENTURE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE COMPANY, THE HOLDERS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FIRST SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.04 Counterparts; Electronic Signatures. The First Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument. The parties agree that the electronic signature of a party to this First Supplemental Indenture shall be as valid as an original signature of such party and shall be effective to bind such party to this First Supplemental Indenture. The parties agree that any electronically signed document (including this First Supplemental Indenture) shall be deemed (a) to be “written” or “in writing,” (b) to have been signed and (c) to constitute a record established and maintained in the ordinary course of business and an original written record when printed from electronic files. Such paper copies or “printouts,” if introduced as evidence in any judicial, arbitral, mediation or administrative proceeding, will be admissible as between the parties to the same extent and under the same conditions as other original business records created and maintained in documentary form. Neither party shall contest the admissibility of true and accurate copies of electronically signed documents on the basis of the best evidence rule or as not satisfying the business records exception to the hearsay rule. For purposes hereof, “electronic signature” means a manually signed original signature that is then transmitted by electronic means; “transmitted by electronic means” means sent in the form of a facsimile or sent via the internet as a “pdf” (portable document format) or other replicating image attached to an e-mail message; and, “electronically signed document” means a document transmitted by electronic means and containing, or to which there is affixed, an electronic signature.

Section 3.05 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.06 The Trustee. The Trustee shall not be responsible or liable in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company. The Company hereby authorizes and directs the Trustee to execute and deliver this First Supplemental Indenture. The Company acknowledges and agrees that the Trustee (i) shall be entitled to all of the rights, privileges, benefits, protections, indemnities, limitations of liability, and immunities of the Trustee set forth in the Indenture, which are hereby deemed incorporated by reference; and (ii) has acted consistently with (and is not in breach or violation of) its standard of care under the Indenture. The Company agrees that the execution by the Trustee of this First Supplemental Indenture is consistent with, and permitted by, the Indenture.

3

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and attested, all as of the date first above written.

FUBOTV INC., as the Company

By:	/s/ John Janedis
Name:	John Janedis
Title:	Chief Financial Officer

[Signature Page to 2026 Indenture First Supplemental Indenture]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and attested, all as of the date first above written.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:	/s/ David Jason
Name:	David Jason
Title:	Vice President

[Signature Page to 2026 Indenture First Supplemental Indenture]